                                                                    EXHIBIT 99.1

Investor Contact:                               Media Contact:
- - - - - -----------------                               --------------
Kathy B. Makrakis                               Bruce P. Garren
(914) 696-6509                                  (914) 696-6540

FOR IMMEDIATE RELEASE (Wednesday, February 1, 1995)
- - - - - ---------------------------------------------------

                            TAMBRANDS REPORTS GAINS
                            -----------------------
                  IN FOURTH-QUARTER AND FULL-YEAR 1994 RESULTS
                  --------------------------------------------

White Plains, New York--February 1, 1995--Tambrands Inc. (NYSE:TMB) today reported solid growth in sales and earnings for the fourth quarter and the year ended December 31, 1994.

Net sales for the quarter were $164,380,000, an increase of 12% over sales of $146,659,000 reported in the fourth quarter of 1993. The higher sales reflected very strong U.S. unit volumes, aided by shipments of the newly introduced Tampax Satin Touch tampons. Net earnings were $22,654,000, 7% more than fourth-quarter 1993 earnings of $21,074,000. Earnings per share increased to $0.62 in the fourth quarter of 1994, up 13% from earnings per share of $0.55 in the same period of 1993. Earnings per share increased at a higher rate than net earnings because Tambrands' stock buybacks reduced the number of shares outstanding.

Companywide marketing, selling and distribution expenses in the quarter were above last year's levels, as Tambrands continued its increased marketing spending. This increased spending was partially offset by reductions in administrative expenses, driven principally by the Company's continuing overhead reduction programs.

For the full-year 1994, net sales were $644,513,000, 5% higher than 1993 sales of $611,465,000, reflecting increased worldwide volumes. Net earnings for the year were $89,729,000, or $2.43 per share, compared to earnings before the cumulative effect of accounting change of $73,702,000, or $1.91 per share, in 1993. Excluding also the second-quarter 1993 restructuring charge, net earnings for 1993 were $93,975,000.

Edward T. Fogarty, President and Chief Executive Officer, said, "The fundamental strength of the Tampax franchise reasserted

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itself in 1994. Tampax U.S. advertising helped drive tampon retail unit growth of 3.0% for the year, on top of 3.6% growth in 1993. Our U.S. market share grew steadily throughout 1994, finishing ahead of year-ago levels, and our new products did well in the United States, Canada, the United Kingdom and France. We now enter 1995 with real momentum, very much on the offensive, and poised for further growth."

Tambrands has manufactured Tampax(R) tampons for almost 60 years, and today is the market leader worldwide. Tampax tampons are sold in over 150 countries; major markets include the United States, the United Kingdom, France, Canada, Spain and Russia.

A summary of consolidated operating results for the three months and full year ended December 31, 1994 is attached.

                                     # # #

                                 TAMBRANDS INC.
                         CONSOLIDATED INCOME STATEMENT
                   3 Months and 12 Months Ended December 31

(In thousands,         3 Months Ended                12 Months Ended
 except per share        December 31                  December 31*
 figures)             -----------------   Percent   ----------------   Percent
                       1994       1993    Change     1994      1993    Change
                      ------     ------   -------   ------    ------   -------
NET SALES            $164,380   $146,659     12    $644,513  $611,465     5

COST OF
PRODUCTS SOLD          51,867     50,448      3     206,111   201,706     2
                     --------   --------           --------  --------

GROSS PROFIT          112,513     96,211     17     438,402   409,759     7

SELLING, ADMIN. AND
GENERAL:
  MARKETING, SELLING
  AND DISTRIBUTION     61,599     48,570     27     233,753   202,031    16

  ADMIN. AND GENERAL   12,772     16,262    (21)     53,034    61,378   (14)

  RESTRUCTURING AND
  OTHER CHARGES             -          -     --           -    30,042    --
                     --------   --------           --------  --------
                       74,371     64,832     15     286,787   293,451    (2)
                     --------   --------           --------  --------

OPERATING INCOME       38,142     31,379     22     151,615   116,308    30

INTEREST,
NET AND OTHER          (2,859)     1,962     --      (9,864)    2,344    --
                     --------   --------           --------  --------

EARNINGS BEFORE
PROVISION FOR INCOME
TAXES AND CUM. EFFECT
OF ACCT. CHANGE        35,283     33,341      6     141,751   118,652    19

PROVISION FOR
INCOME TAXES           12,629     12,267      3      52,022    44,950    16
                     --------   --------           --------  --------

EARNINGS BEFORE
CUMULATIVE EFFECT
OF ACCT. CHANGE        22,654     21,074      7      89,729    73,702    22

CUMULATIVE EFFECT
OF ACCT. CHANGE             -          -     --           -   (10,252)   --
                     --------   --------           --------  --------

NET  EARNINGS        $ 22,654   $ 21,074      7    $ 89,729  $ 63,450    41
                     ========   ========           ========  ========

PER COMMON SHARE:
EARNINGS BEFORE
CUMULATIVE EFFECT
OF ACCT. CHANGE      $   0.62   $   0.55     13    $   2.43  $   1.91    27

CUMULATIVE EFFECT
OF ACCT. CHANGE             -          -     --           -     (0.27)   --
                     --------   --------           --------  --------

NET EARNINGS         $   0.62   $   0.55     13    $   2.43  $   1.64    48
                     ========   ========           ========  ========

AVG. SHARES
OUTSTANDING            36,661     38,410             36,992    38,632

*Reflects adoption of SFAS No. 112 effective 1/1/93.